Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (no. 333-01824 and no. 333-105611) of our report dated November 28, 2005 relating to the consolidated financial statements of The BOC Group plc, which appears in The BOC Group plc’s Annual Report on Form 20-F for the year ended September 30, 2005.

/s/ PricewaterhouseCoopers LLP

London, England

December 12, 2005